Exhibit 5.1

Harney Westwood & Riegels Singapore LLP 138 Market Street #24-04 CapitaGreen Singapore 048946 Tel: +65 6800 9830 Fax: +65 6800 9831

Draft: 17 July 2025

lishi.fong@harneys.com

+65 6800 9833

066167.0001/LZF

BM Acquisition Corp.

c/o Harneys Fiduciary (Cayman) Limited

4th Floor, Harbour Place

103 South Church Street, P.O. Box 10240

Grand Cayman, KY1-1002

Cayman Islands

Dear Sir or Madam

BM Acquisition Corp. (the Company)

We are lawyers qualified to practise in the Cayman Islands and have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form S-1 to be filed with the Securities and Exchange Commission (Commission) on or about the date of this opinion (Registration Statement), relating to the registration of:

A.	6,000,000 units each consisting of one Class A Ordinary Share and one half of one redeemable warrant (Warrant) upon the consummation of the initial business combination (Units);

B.	up to 900,000 Units, which may be issued upon exercise of an option granted to the underwriter(s) to cover over-allotments, if any, exercisable for a period of 45 days after the closing of the offering (Over-Allotment Units);

C.	all Class A Ordinary Shares and all Warrants issued as part of the Units and the Over-Allotment Units; and

D.	all Class A Ordinary Shares that may be issued upon the consummation of an initial business combination in respect of the Warrants included in the Units and the Over-Allotment Units,

in each case under the United States Securities Act of 1933, as amended (Securities Act) and pursuant to the terms of the Registration Statement. In this opinion Companies Act means the Companies Act, as amended, of the Cayman Islands.

The Class A Ordinary Shares underlying the Units and the Over-Allotment Units are referred to herein as the Unit Shares and the Class A Ordinary Shares to be issued in accordance with the Warrants are referred to herein as the Warrant Shares.

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

Jersey legal services are provided through a referral arrangement with Harneys (Jersey) which is an independently owned and controlled Jersey law firm.

Registered in Singapore with limited liability (T13LL2450G).

Anguilla | Bermuda | British Virgin Islands | Cayman Islands Cyprus | Hong Kong | Jersey | London | Luxembourg Montevideo | São Paulo | Shanghai | Singapore harneys.com

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands:

1	Existence and Good Standing. The Company is an exempted company duly incorporated with limited liability and is validly existing and in good standing under the laws of the Cayman Islands, with power and authority (corporate and other) to own its properties and conduct its business as described in the Registration Statement. It is a separate legal entity and is subject to suit in its own name.

2	Share Capital. Based on the M&A (as defined in Schedule 1), the Company has an authorised share capital of US$50,000 divided into 500,000,000 ordinary shares of par value of US$0.0001 each, comprising (a) 490,000,000 Class A Ordinary Shares of the Company of par value US$0.0001 each, and (b) 10,000,000 Class B Ordinary Shares of the Company of par value US$0.0001 each.

3	Unit Shares. The Unit Shares to be issued by the Company as contemplated by the Registration Statement have been duly authorised and, when allotted, issued and fully paid for in accordance with the Resolutions (as defined in Schedule 1), and when the name of the shareholder is entered in the register of members of the Company (Register of Members), the Unit Shares will be validly issued, allotted and fully paid and there will be no further obligation on the holder of any of the Unit Shares to make any further payment to the Company in respect of such Unit Shares.

4	Warrant Shares. The Warrant Shares to be issued by the Company as contemplated by the Registration Statement have been duly authorised and, when allotted, issued and fully paid for in accordance with the Resolutions, the terms of the Warrants, and when the name of the shareholder is entered in the Register of Members, the Warrant Shares will be validly issued, allotted and fully paid and there will be no further obligation on the holder of any of the Warrant Shares to make any further payment to the Company in respect of such Warrant Shares.

5	Register of Members. The Register of Members is prima facie evidence of the matters set out therein and a member registered in the Register of Members will be deemed, as a matter of Cayman Islands law, to have legal title to those shares as set against its name in the Register of Members.

6	Disclosure. The statements in the Registration Statement appearing under the headings “Risk Factors”, “Dividend Policy”, “Enforceability of Civil Liabilities”, “Management”, “Description of Securities” and “Taxation”, in each case to the extent that they constitute statements of Cayman Islands law, are accurate and complete in all material respects.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement. We express no opinion with respect to the commercial terms of the transactions the subject of this opinion.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

Harney Westwood & Riegels Singapore LLP

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Schedule 1

List of Documents Examined

1	A copy of the certificate of incorporation of the Company dated 9 May 2025.

2	A copy of the second amended and restated memorandum and articles of association of the Company as adopted by a special resolution dated [ ] 2025 (the M&A).

3	A copy of the certificate of good standing in respect of the Company, issued by the Registrar of Companies dated 12 June 2025 (the Certificate of Good Standing).

4	The Register of Writs and other Originating Process of the Grand Court of the Cayman Islands (the Court Register) via the Court’s Digital System (as defined in Schedule 3) conducted on [ ] 2025 (the Court Search Date) (the Court Search).

5	Copies of the register of directors and officers of the Company dated 22 May 2025 and the register of members of the Company dated 16 July 2025.

6	A copy of the written resolutions of the director(s) of the Company dated 17 June 2025 (the Resolutions).

7	A copy of the certificate provided by the sole director of the Company dated [ ] 2025 confirming certain matters to us which are relevant to our opinion.

The documents listed in paragraphs 1 through 6 inclusive above shall be referred to collectively herein as the Corporate Documents.

8	A copy of the Registration Statement (which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

The Corporate Documents and the Registration Statement are collectively referred to in this opinion as the Documents.

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Schedule 2

Assumptions

1	Validity under Foreign Laws. That (i) all formalities required under any applicable laws (other than the laws of the Cayman Islands) have been complied with; and (ii) no other matters arising under any foreign law will affect the views expressed in this opinion.

2	Memorandum and Articles. The M&A remain in full force and effect and are otherwise unamended. The M&A will be the memorandum and articles of association of the Company in effect at the time of the issue of the Unit Shares and the Warrant Shares.

3	Directors. The sole director of the Company considers the transactions contemplated by the Registration Statement to be in the best interests of the Company and the sole director does not have a financial interest in or other relationship to a party to the transactions contemplated by the Registration Statement which has not been properly disclosed in the Resolutions.

4	Authenticity of Documents. All original Documents are authentic, all signatures, initials and seals are genuine, all copies of Documents are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement have been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

5	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete.

6	Court Search. The Register of Writs and other Originating Process of the Grand Court of the Cayman Islands examined by us for the period via the Court’s Digital System on the Court Search Date, constitutes a complete record of the proceedings for such period before the Grand Court of the Cayman Islands.

7	Proceeds of Crime. No monies paid to or for the account of any party under the Registration Statement represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Act (2025 Revision) and the Terrorism Act (2018 Revision), respectively.

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8	Exercise. At the time of the exercise of the Warrants in accordance with the M&A (the Exercise):

(a)	the Companies Act will not have changed in such a way as to materially impact the Exercise;

(b)	all preconditions to the exercise of the Warrants will be satisfied or duly waived;

(c)	the Company will be able to pay its debts as they fall due in the ordinary course of business immediately following the Exercise;

(d)	the Company will have shares in issue immediately prior to the Exercise other than the Warrant Shares to be issued;

(e)	the Company will not have been struck off or placed in liquidation; and

(f)	the provisions of the M&A relating to the Exercise will not have been altered, amended and restated.

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Schedule 3

Qualifications

1	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Underwriting Agreement.

2	Good Standing. The Company shall be deemed to be in good standing at any time if all fees (including annual filing fees) and penalties under the Companies Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Companies Act.

3	Court Search. The search of the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands has been undertaken on a digital system made available through the Grand Court of the Cayman Islands (the Court’s Digital System), and through inadvertent errors or delays in updating the digital system (and/or the Register from which the digital information is drawn) may not constitute a complete record of all proceedings and in particular may omit details of very recent filings. The Court Search of the Court Register would not reveal, amongst other things, any writ, originating summons, originating motion, petition (including any winding-up petition), counterclaim or third party notice (Originating Process) filed with the Grand Court which, pursuant to the Grand Court rules or best practice of the Clerk of the Courts’ office, should have been entered in the Court Register but was not in fact entered in the Court Register (properly or at all), or any Originating Process which has been placed under seal or anonymised (whether by order of the Court or pursuant to the practice of the Clerk of the Courts’ office).

4	Conflict of Laws. An expression of an opinion on a matter of Cayman Islands law in relation to a particular issue in this opinion should not necessarily be construed to imply that the Cayman Islands courts would treat Cayman Islands law as the proper law to determine that issue under its conflict of laws rules.

5	Sanctions. The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions as implemented under the laws of the Cayman Islands.

6	Economic Substance. We have undertaken no enquiry and express no view as to the compliance of the Company with the International Tax Co-operation (Economic Substance) Act (2024 Revision).

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